Table of Contents

Exhibit 8.1

SIGNIFICANT SUBSIDIARIES

     The table below sets forth all of our direct and indirect significant subsidiaries and the percentage of equity of each subsidiary we owned directly or indirectly as of December 31, 2006:

	Jurisdiction of	Percentage
Name of Company	Incorporation	Owned
Propimex, S.A. de C.V.	Mexico	100.00%
Corporación Interamericana de Bebidas, S.A. de C.V	Mexico	100.00%
Panamco México, S.A. de C.V.	Mexico	99.24%
Kristine Oversease, S.A. de C.V. (holding company of
Brazilian operations)	Mexico	83.11%
Industria Nacional de Gaseosas, S.A. (holding company of
our Colombian operations)	Colombia	97.66%